TMSF Holdings, Inc. Announces Agreement to Acquire the Wholesale Operations of Central Pacific Mortgage

LOS ANGELES--(BUSINESS WIRE)-- TMSF Holdings, Inc. (OTCBB:TMFZ - News) today announced that it will acquire certain assets of the wholesale division of Folsom, CA-based Central Pacific Mortgage ("CPM-Wholesale").

The assets being acquired by TMSF include six wholesale branch offices with total staff of about 80 operations and sales personnel. The branches to be acquired are located in San Diego, Walnut Creek (CA), Seattle, Phoenix, and two offices in Oregon. The CPM-Wholesale business is currently originating monthly volume of approximately $180 million in conforming, jumbo and Alt-A loans. Approximately 55% of its loan volume is classified as Alt-A paper, with the remaining 45% being prime and other loans.

"We are excited about the synergies this acquisition brings," stated Raymond Eshaghian, Chief Executive Officer of TMSF Holdings, Inc. and President of The Mortgage Store Financial, Inc. "It provides us with a cost-effective way to approximately double our production volume. Moreover, this transaction brings together two individually successful business models. The combined company will benefit from shared operating efficiencies and the pursuit of best practices."

TMSF Holdings' plan includes launching the integration on March 1, 2007. The Company will create a new division, CPM Mortgage Services, which will retain the current CPM-Wholesale employees. TMSF will not assume any pre-closing loan repurchase obligations of CPM-Wholesale.

"We have an opportunity to add some very talented professionals to our team and introduce them to our underwriting philosophies and quality control principles. Both sides benefit as this business combination will help us continue to outperform many of our peers in a challenging market environment," Mr. Eshaghian concluded.

About Central Pacific Mortgage

Since 1977, Central Pacific Mortgage has been helping brokers, small mortgage bankers, retail branch managers and experienced loan officers excel at generating new business. Headquartered in Folsom, Calif., Central Pacific Mortgage originates, closes, funds and sells residential mortgage loans. Approved by Fannie Mae, Freddie Mac, FHA, VA and numerous private conduits, Central Pacific Mortgage funds loans with its own line of credit and sells loans in the secondary market. It funds FHA, VA, conforming and jumbo conventional loans. In addition, Central Pacific Mortgage funds expanded criteria products as well as bond program loans and specialized programs for first-time homebuyers. For additional information on CPM, call 877-353-1616 or log-on to www.centralpacificmortgage.com.

About TMSF Holdings

TMSF Holdings, Inc. is a financial holding company that through its wholly owned subsidiary, The Mortgage Store Financial, Inc., is engaged in nationwide mortgage banking. The goal of The Mortgage Store Financial, Inc. is to become a national leader in the mortgage banking industry by continuing to expand its geographic coverage and maximizing the volume of business from existing clients while adopting innovative processes to improve its profitability.

Information Regarding Forward Looking Statements

Certain statements contained in this news release may be deemed to be forward-looking statements under federal securities laws and TMSF intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the `safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the stability of residential property values, (iii) the potential effect of new state or federal laws or regulations, (iv) the effect of increasing competition in TMSF’s sector, (v) the interest rate environment, (vi) TMSF's ability to maintain adequate financing facilities, (vii) the risks identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its other periodic filings with the Securities and Exchange Commission.

For further information, please contact:

TMSF Holdings, Inc. 707 Wilshire Blvd. Suite 2600 Los Angeles, CA 90017 (213) 234 2400 (213) 234 2800 Fax Contact: Daniel M. Rood, CFO	CCG Investor Relations and Strategic Communications 10960 Wilshire Blvd. Suite 2050 Los Angeles CA 90024 (310) 477 9800 ext. 202 (310) 231 8663 Fax Contact: Sean Collins, Senior Partner